Exhibit 10.23

Vitae Pharmaceuticals, Inc.
502 West Office Center Drive
Ft. Washington, PA 19034

April 3, 2006

Donald J. Hayden, Jr.

Dear Donald,

Vitae Pharmaceuticals, Inc. (the “Company”) is pleased to offer you a position as Chairman of the Company’s Board of Directors (the “Board”). The following letter agreement sets forth our agreement regarding the terms of your service and provides some information on the benefits available to you as a member of the Board.

As we have discussed, you will perform certain consulting, advisory and related services to and for the Company on a part-time basis as may be reasonably requested by the Board (the “Services”). In consideration of performance of the Services, which are expected to require approximately one (1) to two (2) days per month, the Company shall pay you during the term of this letter agreement a monthly fee of $3,334.00. The fee shall be paid by check or wire transfer in accordance with the Company’s usual payroll practices but in no event later than fifteen (15) business days following the end of each applicable month. The Company acknowledges that you may engage in other business activities (the “Other Activities”) on the terms and conditions set forth herein during the term of this letter agreement.

Subject to the approval of the Board or its Compensation Committee, you will be granted two options to purchase shares of the Company’s Common Stock.

The first option will cover 786,497 shares, which amount is equal to thirty-five one hundredths of one percent (0.35%) of the outstanding capitalization of the Company as of the date of this letter agreement (assuming exercise of all outstanding options), and will be in consideration of your service as a member of the Board. You will vest in 25% of these option shares after providing twelve (12) months of continuous service as a member of the Board, and with respect to an additional 2.08333% of these option shares when you complete each month of continuous service as a member of the Board thereafter, as described in the applicable stock option agreement.

The second option will also cover 786,497 shares, but will be in consideration of your performance of the Services. You will vest in fifty percent (50%) of these option shares after providing twelve (12) months of continuous Services, you will vest in an additional twenty-five percent (25%) of these option shares after providing twenty four (24) months of continuous Services and you will vest in the final twenty-five percent (25%) of these option shares after providing thirty six (36) months of continuous Services, as described in the applicable stock option agreement.

The exercise price per share will be equal to the fair market value per share on the date the options are granted. The current fair market value of the Company’s Common Stock is $0.15 per share. The options will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service as a Board member or your performance of the Services, as applicable, terminates for any reason before you vest in the shares. The options will be subject to the terms and conditions applicable to options granted under the Company’s 2001 Stock Plan, as described in that Plan and the applicable stock option agreements.

The entire unvested portion, if any, of the option shares covered by both options shall become vested if the Company is subject to a Change in Control (as defined in the applicable stock option agreement) before your service terminates.

In addition, you will be authorized to incur reasonable travel expenses in connection with attendance at Board meetings. The Company will promptly reimburse you for such expenses after receipt of appropriate supporting documentation.

As a member of the Board, you shall be bound by your fiduciary duties to the Company. In addition, you agree that all inventions, works of authorship, mask works, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, and other business, technical and financial information (including information relating to the Company’s plans, customers and employees) that you develop, learn or obtain in connection with your service as a member of the Board, constitute Proprietary Information. You agree to safeguard, hold in confidence and not disclose or, except in performing your duties under this agreement, use any Proprietary Information. However, you shall not be so obligated with respect to information that you can document (a) is or becomes readily publicly available without restriction through no fault of your own, or (b) you knew without restriction prior to its disclosure by the Company. Upon termination of your service and as otherwise requested by Company, you will promptly return to Company all originals and copies of any Proprietary Information, and all information, records and materials developed therefrom.

You agree any Services you provide the Company are as an independent contractor and that you are solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance. You shall not be entitled to consideration for the Services other than that set forth in this letter agreement. You shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

You or the Company may terminate this letter agreement at any time, with or without cause, upon fifteen (15) days’ written notice.

Nothing in this letter agreement or the stock option agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company to remove any individual from the Board at any time.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and returning them to me.

If you have any questions, please call.

Very truly yours,

VITAE PHARMACEUTICALS, INC.

By:	/s/ Jeffrey Hatfield
Jeffrey Hatfield, Chief Executive Officer

I have read and accept this offer:

/s/ Donald J. Hayden, Jr.
Signature of Donald J. Hayden, Jr.
Date: April 4, 2006